As filed with the Securities and Exchange Commission on October 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Symantec Corporation

(Exact name of the Registrant as specified in its charter)

Delaware	77-0181864
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Ellis Street

Mountain View, California 94043

(650) 527-8000

(Address, including zip code and telephone number, including area code, of the Registrant’s principal executive offices)

Scott C. Taylor

Executive Vice President, General Counsel and Secretary

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

(408) 517-8000

(Name, address, including zip code and telephone number, including area code, of the Registrant’s agent for service)

Copies to:

William L. Hughes, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	1,000,000	$32.05	$32,050,000	$3,991

(1)	Represents shares of common stock potentially issuable to the selling stockholders named herein pursuant to (i) that certain Share Purchase Agreement, dated as of July 10, 2017 (the “Purchase Agreement”), by and among Symantec Corporation, FS Acquisitions Ltd., Skycure Ltd., the shareholders named therein and Shareholder Representative Services LLC, and the letter agreement, dated July 10, 2017, by and between Symantec Corporation and Yair Amit (ii) the Purchase Agreement and the letter agreement, dated July 10, 2017, by and between Symantec and Adi Sharabani.
(2)	With respect to the shares of common stock being registered hereunder, estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based upon the average of the high and low prices of Symantec’s common stock on October 17, 2017 on the NASDAQ Global Select Market, which was $32.05.

PROSPECTUS

Symantec Corporation

Up to 1,000,000 Shares of Common Stock

THE OFFERING

This prospectus relates to resales of shares of common stock to be issued by us in connection with our July 2017 acquisition (the “Acquisition”) of Skycure, Ltd., a company organized under the laws of Israel (“Skycure”). Pursuant to that certain Share Purchase Agreement, dated as of July 10, 2017 (the “Purchase Agreement”), by and among by and among FS Acquisitions Ltd., Skycure, the shareholders named therein, Shareholder Representative Services LLC and us, we purchased all of the outstanding shares of Skycure, in exchange for cash and shares of our common stock. The selling stockholders are the recipients of common stock to be issued by us in connection with the Purchase Agreement and a letter agreement, dated July 10, 2017, by and between the applicable selling stockholder and us (collectively, the “Letter Agreements”).

We are registering a total of 1,000,000 shares of our common stock on behalf of the selling stockholders, which represents shares of common stock that may be issued to the selling stockholders over a three-year service period if certain service conditions are met and includes shares deposited into escrow on behalf of the selling stockholders pursuant to the terms of the Purchase Agreement and the Letter Agreements.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock trades on the NASDAQ Global Select Market under the trading symbol “SYMC.” The last reported sale price on October 19, 2017 was $32.33 per share.

A prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus and the applicable prospectus supplement before you make your investment decision.

Investing in our securities involves risks. You should carefully read and consider the section entitled
“Risk Factors” on page 6 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement and in any other documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2017.

ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representation other than as may be contained in or incorporated by reference into this prospectus, any prospectus supplement or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”). We do not, and the selling stockholders do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. This prospectus and any applicable prospectus supplement or free writing prospectus do not constitute an offer to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the respective dates of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. By using a shelf registration statement, the selling stockholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings or resales.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling shares of common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement for a specific offering of securities, together with additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” below, before making an investment decision. You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us to which we have referred you. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement or any free writing prospectus, you should rely on the information in the prospectus supplement or such free writing prospectus prepared by or on behalf of us to which we have referred you.

Unless we state otherwise or the context otherwise requires, references to “Symantec,” the “Company,” “us,” “we” or “our” in this prospectus mean Symantec Corporation and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings, including the Registration Statement and the exhibits and schedules thereto are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.symantec.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus and any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference (including any future filings) to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any subsequently filed document which also is incorporated by reference herein or therein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

(a)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 19, 2017 and amended on July 25, 2017;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed August 4, 2017;

(c)	Our Current Reports on Form 8-K filed on August 4, 2017, August 8, 2017 and October 6, 2017; and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A filed May 24, 1989 (including any amendment or report filed for the purpose of updating that description).

In addition to the items listed above, we also incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus through the completion of the offering. We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of our current reports on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus at no cost, by writing or telephoning us at the following address or telephone number:

Symantec Corporation

Attn: Investor Relations

350 Ellis Street

Mountain View, CA 94043

(650) 527-8000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and may contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Risks, uncertainties and assumptions that could affect our business including our financial condition and results of operations, and cause our actual results to be materially different than those expressed, implied or forecast by our forward-looking statements, include those related to: general economic conditions; fluctuations and volatility in Symantec’s stock price; the ability of Symantec to successfully execute strategic plans; maintaining customer and partner relationships;

anticipated growth of certain market segments; fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. We describe some of these and other risks, uncertainties and assumptions in “Risk Factors” below. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding projections of our future financial performance, capital resources, anticipated growth and trends in our businesses and in our industries, the anticipated impact of our acquisitions, and other characterizations of future events or circumstances. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” beginning on page 6 of this prospectus and our consolidated financial statements and the related notes and other documents incorporated by reference, before you decide to invest in our common stock.

Symantec Corporation

Symantec Corporation is a global leader in cybersecurity. We operate our business on a global civilian cyber intelligence threat network that tracks a vast number of threats across the Internet from hundreds of millions of mobile devices, endpoints, and servers across the globe. We believe one of our competitive advantages is our database of threat indicators. This database allows us to reduce the number of false positives and provide faster and better protection for customers through our products. We are leveraging our capabilities to deliver integrated platforms for customers. We are also pioneering solutions in markets such as cloud security, digital safety, advanced threat protection, identity protection, information protection and cyber security services. Founded in 1982, Symantec has operations in more than 40 countries.

Our principal executive offices are located at 350 Ellis Street, Mountain View, California, 94043. Our Internet home page is located at www.symantec.com. Investors can obtain copies of our filings with the SEC from this site free of charge, as well as from the SEC’s website at www.sec.gov. The information on our website is not a part of this prospectus.

The Acquisition and Deferred Payout Provisions

In July 2017, pursuant to that terms of that certain Share Purchase Agreement, dated as of July 10, 2017 (the “Purchase Agreement”), by and among by and among FS Acquisitions Ltd., Skycure, Ltd. (“Skycure”), the shareholders named therein, Shareholder Representative Services LLC and us, we purchased all of the outstanding shares of Skycure in exchange for cash and shares of our common stock. The selling stockholders are the recipients of common stock to be issued by us in connection with the Purchase Agreement and a letter agreement, dated July 10, 2017, by and between the applicable selling stockholder and us (collectively, the “Letter Agreements”). The portion of the purchase price payable in the form of shares of our common stock to each of the selling stockholders pursuant to the Purchase Agreements and the Letter Agreements (the “Deferred Payout”) is an amount equal to up to $10,529,256 in shares. Subject to satisfaction of service conditions, these shares are payable in quarterly installments (the “Quarterly Payment”), the amounts of which are determined at the end of each quarterly period based on the average of the daily closing price per share of our common stock on the NASDAQ Global Select Market for the ten trading days immediately preceding the applicable payment date. See “Issuance of Deferred Payout Shares to the Selling Stockholders” below for more information about the terms and conditions for the issuance of shares of our common stock under the Deferred Payout.

This prospectus relates to resales of shares of common stock to be issued by us in connection with our acquisition of Skycure. We are registering a total of 1,000,000 shares of our common stock on behalf of the selling stockholders, which represents shares of common stock that may be issued to the selling stockholders under the terms of the Deferred Payout and includes shares deposited into escrow on behalf of the selling stockholders pursuant to the terms of the Purchase Agreement and the Letter Agreements.

The Offering

Common stock offered by the selling stockholders.	1,000,000 shares*

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

*	The maximum Deferred Payout is $21,058,513 to be paid in shares of our common stock based on the average of the daily closing price per share of our common stock on the NASDAQ Global Select Market for the ten trading days immediately preceding the actual date of any quarterly payment. 1,000,000 shares are registered pursuant to the Deferred Payout, which number of shares was estimated by dividing $21,058,513 by an assumed 10-trading day average at each quarterly payment date of approximately $21.00 per share, which represents approximately a 35% discount to closing price per share of common stock on October 19, 2017 on the NASDAQ Global Select Market, which was $32.33.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risk factors described below as well as those described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2017, which is incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific offering or resale. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. For more information, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” above. These risks could materially affect our business, results of operations or financial condition and affect the value of our common stock. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

If we are unsuccessful at addressing our business challenges, our business and results of operations may be adversely affected and our ability to invest in and grow our business could be limited.

For the last few years, we have experienced a number of transitions as we have attempted to revitalize our business model, improve execution and innovate new products and services. These transitions have involved changes to management and other key personnel, shifts in our strategic direction and, more recently, changes to our corporate structure as a result of the divestiture of our former information management business (“Veritas”) and the acquisition of Blue Coat, Inc. (“Blue Coat”). In particular, in connection with our acquisition of Blue Coat, we experienced changes to our executive team during the second and third quarters of fiscal 2017, appointing three former Blue Coat executive officers to the positions of Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Transitions of these kind can be disruptive, can result in the loss of institutional focus and employee morale and make the execution of business strategies more difficult. We are also focused on addressing dynamic and accelerating market trends, such as the continued decline in the PC market, the market shifts towards mobility, the continued transition towards cloud-based solutions and architectural shifts in the provision of security, all of which has made it more difficult for us to compete effectively and requires us to improve our product and service offerings. We may experience delays in the anticipated timing of activities related to our efforts to address these challenges and higher than expected or unanticipated execution costs. In addition, we are vulnerable to increased risks associated with these efforts and the broad range of geographic regions in which we and our customers and partners operate. If we do not succeed in these efforts, or if these efforts are more costly or time-consuming than expected, our business and results of operations may be adversely affected, which could limit our ability to invest in and grow our business.

Fluctuations in demand for our products and services are driven by many factors, and a decrease in demand for our products could adversely affect our financial results.

We are subject to fluctuations in demand for our products and services due to a variety of factors, including market transitions, general economic conditions, competition, product obsolescence, technological change, shifts in buying patterns, financial difficulties and budget constraints of our current and potential customers, awareness of security threats to IT systems and other factors. While such factors may, in some periods, increase product sales, fluctuations in demand can also negatively impact our product sales. If demand for our products and solutions declines, whether due to general economic conditions or a shift in buying patterns, our revenues and margins would likely be adversely affected.

Additionally, since Blue Coat’s business historically experienced a major product refresh cycle approximately once every five years, as hardware appliances reach the end of their useful life, we anticipate that we will experience fluctuations in demand as we enter and exit cycles in which many of our customers refresh their install base of hardware appliance products with our latest equipment, replacing older versions of the hardware that have reached the end of their useful life and are no longer supported under maintenance contracts. Our appliances generally have a five year end-of-life date from the date of purchase, which we expect will extend refresh cycles for our hardware appliances over a multi-year period and reduce the impact of a product refresh cycle in any one period. However, we cannot assure you that we will not experience uneven demand for these products in any one period, causing our business and results of operations to be adversely affected.

A refresh cycle also creates an opportunity for our competitors to try to displace our existing product deployments for our customers, who may be more inclined to consider other product solutions at a time when they otherwise need to replace our existing products that have reached the end of their useful life. The extent to which customers decide to refresh by purchasing products from our current or future competitors as opposed to purchasing our new products may significantly impact our current period product revenues as well as future service revenue.

Our business depends on customers renewing their arrangements for maintenance, subscriptions, managed security services and SaaS offerings.

A large portion of our revenue is derived from arrangements for maintenance, subscriptions, managed security services and Software-as-a-Service (“SaaS”) offerings, yet existing customers have no contractual obligation to purchase additional solutions after the initial subscription or contract period. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our solutions or our customer support, customer budgets and the pricing of our solutions compared with the solutions offered by our competitors, any of which may cause our revenue to grow more slowly than expected, if at all. Accordingly, we must invest significant time and resources in providing ongoing value to our customers. If these efforts fail, or if our customers do not renew for other reasons, or if they renew on terms less favorable to us, our revenue may decline and our business will suffer.

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features, and reliability of our existing products and services or adapt our business model to keep pace with industry trends, our business and operating results could be adversely affected.

Our future success depends on our ability to respond to the rapidly changing needs of our customers by developing or introducing new products, product upgrades and services on a timely basis. We have in the past incurred, and will continue to incur, significant research and development expenses as we strive to remain competitive. Additionally, we must continually address the challenges of dynamic and accelerating market trends, such as the emergence of advanced persistent threats in the security space, the continued decline in the PC market and the market shift towards mobility and the increasing transition towards cloud-based solutions, all of which have made it more difficult for us to compete effectively. For example, we have been increasingly investing in solutions that address the cloud security market, particularly our acquisition of Blue Coat, but we cannot be certain that the cloud security market will develop at a rate or in the manner we expect or that we will be able to compete successfully with more established competitors in the cloud security market. Customers may require features and capabilities that our current solutions do not have. Our failure to develop solutions that satisfy customer preferences in a timely and cost-effective manner may harm our ability to renew our subscriptions with existing customers and to create or increase demand for our solutions and may adversely impact our operating results. New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

•	Managing the length of the development cycle for new products and product enhancements, which has frequently been longer than we originally expected;

•	Adapting to emerging and evolving industry standards and to technological developments by our competitors and customers;

•	Extending the operation of our products and services to new and evolving platforms, operating systems and hardware products, such as mobile devices;

•	Entering into new or unproven markets with which we have limited experience;

•	Managing new product and service strategies for the markets in which we operate;

•	Addressing trade compliance issues affecting our ability to ship our products;

•	Developing or expanding efficient sales channels; and

•	Obtaining sufficient licenses to technology and technical access from operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems.

If we are not successful in managing these risks and challenges, or if our new products, product upgrades and services are not technologically competitive or do not achieve market acceptance, our business and operating results could be adversely affected.

We operate in a highly competitive environment, and our competitors may gain market share in the markets for our products that could adversely affect our business and cause our revenues to decline.

We operate in intensely competitive markets that experience rapid technological developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges or if existing or new competitors gain market share in any of our markets, our competitive position could weaken and we could experience a decline in our sales that could adversely affect our business and operating results. To compete successfully, we must maintain an innovative research and development effort to develop new products and services and enhance existing products and services, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies and effectively adapt to technological changes and changes in the ways that our information is accessed, used and stored within our enterprise and consumer markets. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, our competitive position and our financial results could be adversely affected.

Our competitors include software vendors that offer software products that directly compete with our product offerings. In addition to competing with these vendors directly for sales to end-users of our products, we compete with them for the opportunity to have our products bundled with the product offerings of our strategic partners such as computer hardware original equipment manufacturers and Internet service providers. Our competitors could gain market share from us if any of these strategic partners replace our products with the products of our competitors or if these partners more actively promote our competitors’ products than our products. In addition, software vendors who have bundled our products with theirs may choose to bundle their software with their own or other vendors’ software or may limit our access to standard product interfaces and inhibit our ability to develop products for their platform. In the future, further product development by these vendors could cause our software applications and services to become redundant, which could significantly impact our sales and financial results.

We face growing competition from network equipment, computer hardware manufacturers, large operating system providers and other technology companies, as well as from companies in the identity threat protection space such as credit bureaus. Many of these competitors are increasingly developing and incorporating into their products data protection software that competes at some levels with our product offerings. Our competitive position could be adversely affected to the extent that our customers perceive the functionality incorporated into these products as replacing the need for our products.

Security protection is also offered by some of our competitors at prices lower than our prices or, in some cases is offered free of charge. Some companies offer the lower-priced or free security products within their computer hardware or software products that we believe are inferior to our products and SaaS offerings. Our competitive position could be adversely affected to the extent that our customers perceive these security products as replacing the need for more effective, full featured products and services, such as those that we provide. The expansion of these competitive trends could have a significant negative impact on our sales and financial results by causing, among other things, price reductions of our products, reduced profitability and loss of market share.

Many of our competitors have greater financial, technical, sales, marketing or other resources than we do and consequently, may have the ability to influence customers to purchase their products instead of ours. Further consolidation within our industry or other changes in the competitive environment could result in larger competitors that compete with us on several levels. We also face competition from many smaller companies that specialize in particular segments of the markets in which we compete.

Reduced trust in our SSL/TLS certificates could adversely affect our website security business.

Our website security business depends on the widespread acceptance of the digital certificates we provide to enable communications security infrastructure. We have in the past issued, and may in the future issue, SSL/TLS certificates out of compliance with the requirements of the Certificate Authority and Browser Forum Baseline Requirements. Failures of this kind could cause popular browsers to reduce or eliminate trust in our SSL/TSL certificates or the related roots or otherwise disrupt our position as a leading certificate authority. For example, Google recently issued a proposal to reduce trust in our SSL/TSL certificates based on our past issuance of non-compliant certificates. If any popular browser reduced trust in our SSL/TSL certificates or roots, it would damage our brand and cause our SSL/TSL certificates to fail to interoperate, resulting in customer attrition for our website security business, which could adversely affect our results of operations and our stock price.

Fluctuations in our quarterly financial results have affected the trading price of our outstanding securities in the past and could affect the trading price of outstanding securities in the future.

Our quarterly financial results have fluctuated in the past and are likely to vary significantly in the future due to a number of factors, many of which are outside of our control. If our quarterly financial results or our predictions of future financial results fail to meet our expectations or the expectations of securities analysts and investors, the trading price of our outstanding securities could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.

Factors associated with our industry, the operation of our business, and the markets for our products may cause our quarterly financial results to fluctuate, including:

•	Fluctuations in demand for any of our products and services;

•	Entry of new competition into our markets;

•	Competitive pricing pressure for one or more of our classes of products;

•	Our ability to timely complete the release of new or enhanced versions of our products;

•	How well we execute our strategy and operating plans and the impact of changes in our business operations or business model that could result in significant restructuring charges;

•	The impact of future acquisitions;

•	Fluctuations in foreign currency exchange rates;

•	The number, severity, and timing of threat outbreaks (e.g. worms, viruses, malware, ransomware and other malicious threats);

•	Our resellers making a substantial portion of their purchases near the end of each quarter;

•	Enterprise customers’ tendency to negotiate site licenses near the end of each quarter;

•	Our sales cycle, which may lengthen as the complexity of products and competition in our markets increases;

•	The timing of and rate and discounts at which customers replace older versions of the hardware that reach end of life;

•	Cancellation, deferral, or limitation of orders by customers;

•	Changes in the mix or type of products sold;

•	Movements in interest rates;

•	The rate of adoption of new product technologies and new releases of operating systems;

•	Changes in accounting rules;

•	Weakness or uncertainty in general economic or industry conditions in any of the multiple markets in which we operate that could reduce customer demand and ability to pay for our products and services;

•	Political and military instability, which could slow spending within our target markets, delay sales cycles, and otherwise adversely affect our ability to generate revenues and operate effectively;

•	Budgetary constraints of customers, which are influenced by corporate earnings and government budget cycles and spending objectives;

•	Disruptions in our business operations or target markets caused by, among other things, earthquakes, floods, or other natural disasters affecting our headquarters located in Silicon Valley, California, an area known for seismic activity, or our other locations worldwide;

•	Acts of war or terrorism;

•	Intentional disruptions by third parties; and

•	Health or similar issues, such as a pandemic.

Any of the foregoing factors could cause the trading price of our outstanding securities to fluctuate significantly.

Our business models present execution and competitive risks.

In recent years, our SaaS offerings have become increasingly critical in our business. Our competitors are rapidly developing and deploying SaaS offerings for consumers and business customers. Pricing and delivery models are evolving. Devices and form factors influence how users access services in the cloud. We are making significant investments in, and devoting significant resources to develop and deploy, our own SaaS strategies, including our acquisition of Blue Coat in August 2016. We cannot assure you that our investments in and development of SaaS offerings will achieve the expected returns for us or that we will be able to compete successfully in the marketplace. In addition to software development costs, we are incurring costs to build and maintain infrastructure to support SaaS offerings. These costs may reduce the operating margins we have previously achieved. Whether we are successful in this business model depends on our execution in a number of areas, including:

•	Continuing to innovate and bring to market compelling cloud-based experiences that generate increasing traffic and market share; and

•	Ensuring that our SaaS offerings meet the reliability expectations of our customers and maintain the security of their data.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Additionally, the increasing prevalence of cloud and SaaS delivery models offered by us and our competitors may unfavorably impact pricing in both our on-premise enterprise software business and our cloud business, as well as overall demand for our on-premise software product and service offerings, which could reduce our revenues and profitability. Our competitors may offer lower pricing on their support offerings, which could put pressure on us to further discount our product or support pricing.

Any broad-based change to our prices and pricing policies could cause our revenues to decline or be delayed as our sales force implements and our customers adjust to the new pricing policies. We or our competitors may bundle products for promotional purposes or as a long-term go-to-market or pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for certain of our products. If we do not adapt our pricing models to reflect changes in customer use of our products or changes in customer demand, our revenues could decrease. The increase in open source software distribution may also cause us to change our pricing models.

Defects, disruptions or risks related to the provision of our SaaS offerings could impair our ability to deliver our services and could expose us to liability, damage our brand and reputation or otherwise negatively impact our business.

Our SaaS offerings may contain errors or defects that users identify after they begin using them that could result in unanticipated service interruptions, which could harm our reputation and our business. Since our customers use our SaaS offerings for mission-critical protection from threats to electronic information, endpoint devices, and computer networks, any errors, defects, disruptions in service or other performance problems with our SaaS offerings could significantly harm our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to renew, or delay or withhold payment to us, we could lose future sales or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

We currently serve our SaaS-based customers from hosting facilities located across the globe. Damage to, or failure of, any significant element of these hosting facilities could result in interruptions in our service, which could harm our customers and expose us to liability. Interruptions or failures in our service delivery could cause customers to terminate their subscriptions with us, could adversely affect our renewal rates, and could harm our ability to attract new customers. Our business would also be harmed if our customers believe that our SaaS offerings are unreliable.

We collect, use, disclose, store or otherwise process personal information, which subjects us to privacy and data security laws and contractual commitments, and our actual or perceived failure to comply with such laws and commitments could harm our business.

We collect, use, store or disclose (collectively, “process”) an increasingly large amount of personal information, including from employees and customers, in connection with the operation of our business. The volume, variety and velocity of the personal information we process increased significantly as a result of our acquisition of LifeLock, Inc. (“Lifelock”) in February 2017, as its identity and fraud protection offerings rely on large data repositories of personal information and consumer transactions. The personal information we process is subject to an increasing number of federal, state, local and foreign laws regarding privacy and data security, as well as contractual commitments. Any failure or perceived failure by us to comply with such obligations may result in governmental enforcement actions, fines, litigation, or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Our customers may also accidentally disclose their passwords or store them on a device that is lost or stolen, creating the perception that our systems are not secure against third-party access.

Additionally, if third parties that we work with, such as vendors or developers, violate applicable laws or our policies, such violations may also place personal information at risk and have an adverse effect on our business. Changes to applicable privacy or data security laws could impact how we process personal information, and therefore limit the effectiveness of our products, services or features, or our ability to develop new products, services or features.

Our acquisitions and divestitures create special risks and challenges that could adversely affect our future financial results.

As part of our business strategy, we may acquire or divest businesses or assets. These activities can involve a number of special risks and challenges, including:

•	Complexity, time and costs associated with managing these transactions, including the integration of acquired business operations, workforce, products, and technologies;

•	Diversion of management time and attention;

•	Loss or termination of employees, including costs associated with the termination or replacement of those employees;

•	Assumption of liabilities of the acquired business or assets, including litigation related to the acquired business or assets;

•	The addition of acquisition-related debt as well as increased expenses and working capital requirements;

•	Dilution of stock ownership of existing stockholders;

•	Increased or unexpected costs, unanticipated delays or failure to meet contractual obligations; and

•	Substantial accounting charges for restructuring and related expenses, write-off of in-process research and development, impairment of goodwill, amortization of intangible assets, and stock-based compensation expense.

If integration of our acquired businesses is not successful, we may not realize the potential benefits of an acquisition or suffer other adverse effects. To integrate acquired businesses, we must integrate and manage the personnel and technology systems of the acquired operations. We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns various interests, and may need to enter new markets in which we have no or limited experience and where competitors in such markets have stronger market positions. Moreover, to be successful, some acquisitions, particularly acquisitions of large, complex companies, such as Blue Coat and LifeLock, depend on large-scale product, technology and sales force integrations that are difficult to complete on a timely basis or at all, and may be more susceptible to the special risks and challenges described above.

Any of the foregoing, and other factors, could harm our ability to achieve anticipated levels of profitability or other financial benefits from our divested or acquired businesses or assets or to realize other anticipated benefits of divestitures or acquisitions, such as anticipated operating efficiencies or other cost savings.

If we fail to manage our sales and distribution channels effectively, or if our partners choose not to market and sell our products to their customers, our operating results could be adversely affected.

We sell our products to customers around the world through multi-tiered sales and distribution networks.

Sales through these different channels involve distinct risks, including the following:

Direct Sales. A significant portion of our revenues from enterprise products is derived from sales by our direct sales force to end-users. Special risks associated with direct sales include:

•	Longer sales cycles associated with direct sales efforts;

•	Difficulty in hiring, retaining, and motivating our direct sales force, particularly through periods of transition in our organization; and

•	Substantial amounts of training for sales representatives to become productive in selling our products and services, including regular updates to cover new and revised products, and associated delays and difficulties in recognizing the expected benefits of investments in new products and updates.

Indirect Sales Channels. A significant portion of our revenues is derived from sales through indirect channels, including distributors that sell our products to end-users and other resellers. This channel involves a number of risks, including:

•	Our lack of control over the timing of delivery of our products to end-users;

•	Our resellers and distributors are generally not subject to minimum sales requirements or any obligation to market our products to their customers;

•	Our reseller and distributor agreements are generally nonexclusive and may be terminated at any time without cause;

•	Our resellers and distributors frequently market and distribute competing products and may, from time to time, place greater emphasis on the sale of these products due to pricing, promotions, and other terms offered by our competitors; and

•	The consolidation of electronics retailers has increased their negotiating power with respect to hardware and software providers such as us.

OEM Sales Channels. A portion of our revenues is derived from sales through our OEM partners that incorporate our products into, or bundle our products with, their products. Our reliance on this sales channel involves many risks, including:

•	Our lack of control over the volume of systems shipped and the timing of such shipments;

•	Our OEM partners are generally not subject to minimum sales requirements or any obligation to market our products to their customers;

•	Our OEM partners may terminate or renegotiate their arrangements with us and new terms may be less favorable due to competitive conditions in our markets and other factors;

•	Sales through our OEM partners are subject to changes in general economic conditions, strategic direction, competitive risks, and other issues that could result in a reduction of OEM sales;

•	The development work that we must generally undertake under our agreements with our OEM partners may require us to invest significant resources and incur significant costs with little or no assurance of ever receiving associated revenues;

•	The time and expense required for the sales and marketing organizations of our OEM partners to become familiar with our products may make it more difficult to introduce those products to the market; and

•	Our OEM partners may develop, market, and distribute their own products and market and distribute products of our competitors, which could reduce our sales.

If we fail to manage our sales and distribution channels successfully, these channels may conflict with one another or otherwise fail to perform as we anticipate, which could reduce our sales and increase our expenses as well as weaken our competitive position. Some of our distribution partners have experienced financial difficulties in the past, and if our partners suffer financial difficulties in the future because of general economic conditions or for other reasons, these partners may delay paying their obligations to us and we may have reduced sales or increased bad debt expense that could adversely affect our operating results. In addition, reliance on multiple channels subjects us to events that could cause unpredictability in demand, which could increase the risk that we may be unable to plan effectively for the future, and could result in adverse operating results in future periods.

Over the long term we intend to invest in research and development activities, and these investments may achieve delayed, or lower than expected, benefits which could harm our operating results.

While we continue to focus on managing our costs and expenses, over the long term, we also intend to invest significantly in research and development activities as we focus on organic growth through internal innovation in each of our business segments. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position, and that the level of these investments will increase in future periods as the Blue Coat acquisition has expanded our focus areas. We recognize the costs associated with these research and development investments earlier than the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Changes in industry structure and market conditions could lead to charges related to discontinuances of certain of our products or businesses and asset impairments.

In response to changes in industry and market conditions, we may be required to strategically reallocate our resources and consider restructuring, disposing of or otherwise exiting businesses. Any decision to limit investment in or dispose of or otherwise exit businesses may result in the recording of special charges, such as inventory and technology-related write-offs, workforce reduction costs, charges relating to consolidation of excess facilities or claims from third parties who were resellers or users of discontinued products. Our estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Although in certain instances our supply agreements allow us the option to cancel, reschedule and adjust our requirements based on our business needs prior to firm orders being placed, our loss contingencies may include liabilities for contracts that we cannot cancel, reschedule or adjust with contract manufacturers and suppliers.

Further, our estimates relating to the liabilities for excess facilities are affected by changes in real estate market conditions. Additionally, we are required to evaluate goodwill impairment on an annual basis and between annual evaluations in certain circumstances, and future goodwill impairment evaluations may result in a charge to earnings.

Our inability to successfully recover from a disaster or other business continuity event could impair our ability to deliver our products and services and harm our business.

We are heavily reliant on our technology and infrastructure to provide our products and services to our customers. For example, we host many of our products using third-party data center facilities and we do not control the operation of these facilities. These facilities are vulnerable to damage, interruption or performance problems from earthquakes, hurricanes, floods, fires, power loss, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the delivery of our products and services.

Furthermore, our business administration, human resources and finance services depend on the proper functioning of our computer, telecommunication and other related systems and operations. A disruption or failure of these systems or operations because of a disaster or other business continuity event could cause data to be lost or otherwise delay our ability to complete sales and provide the highest level of service to our customers. In addition, we could have difficulty producing accurate financial statements on a timely basis, which could adversely affect the trading value of our stock. Although we endeavor to ensure there is redundancy in these systems and that they are regularly backed-up, there are no assurances that data recovery in the event of a disaster would be effective or occur in an efficient manner, including the operation of our global civilian cyber intelligence threat network.

Any errors, defects, disruptions or other performance problems with our products and services could harm our reputation and may damage our customers’ businesses. For example, we may experience disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously, fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. Interruptions in our products and services, including the operation of our global civilian cyber intelligence threat network, could impact our revenues or cause customers to cease doing business with us. In addition, our business would be harmed if any of events of this nature caused our customers and potential customers to believe our services are unreliable. Our operations are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. We could potentially lose customer data or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.

We may experience difficulties in realizing the expected benefits of the acquisition of Blue Coat and LifeLock and may continue to incur significant acquisition-related costs and transition costs in connection with these acquisitions.

We completed the acquisition of Blue Coat in the second quarter of fiscal 2017 and LifeLock in the fourth quarter of fiscal 2017. We have invested and continue to invest substantial monetary and other resources in the integration of these companies. The success of each acquisition depends in part on our ability to realize the anticipated business opportunities, including certain cost savings and operational efficiencies or synergies and growth prospects from combining the respective companies with Symantec in an efficient and effective manner. We may never realize these business opportunities and growth prospects. We may incur additional costs to maintain employee morale and to retain key employees. Management cannot ensure that the elimination of duplicative costs or the realization of other efficiencies will offset the transaction and integration costs in the near term or at all.

Additionally, we may encounter difficulties surrounding the integration of these companies, which could delay or prevent our achievement of the expected benefits from the respective acquisition. Moreover, risks specific to the acquired businesses could also delay or prevent our achievement of the expected benefits from the respective acquisition. For example, since LifeLock’s identity and fraud protection products depend extensively upon continued access to and receipt of credible, timely and complete data from external sources, including data received from customers, vendors who are also competitors and fulfillment partners, the value we derive from the LifeLock acquisition, our competitive position and our business, results of operations, and financial condition could be harmed as a result of our loss of access to data sources or reliance on sources that prove to be ineffective or inaccurate.

As a result of our acquisition of LifeLock, our Consumer Digital Safety segment became subject to increased regulation, which could impede our ability to market and provide our services or adversely affect our business, financial position and results of operations.

As a result of our acquisition of LifeLock, a portion of our Consumer Digital Safety segment became subject to increased regulation, including a wide variety of federal, state, and local laws and regulations, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission Act (“FTC Act”), and comparable state laws that are patterned after the FTC Act. Moreover, LifeLock entered into consent decrees and similar arrangements with the Federal Trade Commission (the “FTC”) and 35 states’ attorneys general in 2010, and a settlement with the FTC in 2015 relating to allegations that certain of LifeLock’s advertising and marketing practices constituted deceptive acts or practices in violation of the FTC Act, which impose additional restrictions on the LifeLock business within our Consumer Digital Safety segment, including prohibitions against making any misrepresentation of “the means, methods, procedures, effects, effectiveness, coverage, or scope of” LifeLock’s identity theft protection services. Any of the laws and regulations that apply to our business are subject to revision or new or changed interpretations, and we cannot predict the impact of such changes on our business.

Additionally, as a result of our LifeLock acquisition, aspects of our Consumer Digital Safety segment are subject to the broad regulatory, supervisory, and enforcement powers of the Consumer Financial Protection Bureau (CFPB) and may exercise authority with respect to our services, or the marketing and servicing of those services, by overseeing our financial institution or credit reporting agency customers and suppliers, or by otherwise exercising its supervisory, regulatory, or enforcement authority over consumer financial products and services.

Any cost reduction initiatives that we undertake may not deliver the results we expect, and these actions may adversely affect our business.

In May 2016 we announced a fiscal 2017 restructuring plan to be achieved by the end of fiscal 2018. This initiative could result in disruptions to our operations. Any cost-cutting measures could also negatively impact our business by delaying the introduction of new products or technologies, interrupting service of additional products, or impacting employee retention. In addition, we cannot be sure that the cost reduction and streamlining initiatives will be as successful in reducing our overall expenses as we expect or that additional costs will not offset any such reductions or streamlining. If our operating costs are higher than we expect or if we do not maintain adequate control of our costs and expenses, our results of operations will suffer.

Our international operations involve risks that could increase our expenses, adversely affect our operating results, and require increased time and attention of our management.

We derive a substantial portion of our revenues from customers located outside of the U.S. and we have significant operations outside of the U.S., including engineering, sales, customer support, and production. We have expanded through our acquisition of Blue Coat and expect further expansion of our international operations, but such expansion is contingent upon our identification of growth opportunities. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•	Potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

•	Requirements of foreign laws and other governmental controls, including trade and labor restrictions and related laws that reduce the flexibility of our business operations;

•	Regulations or restrictions on the use, import, or export of encryption technologies that could delay or prevent the acceptance and use of encryption products and public networks for secure communications;

•	Local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the Foreign Corrupt Practices Act and other anti-corruption laws and regulations;

•	Central bank and other restrictions on our ability to repatriate cash from our international subsidiaries or to exchange cash in international subsidiaries into cash available for use in the U.S.;

•	Fluctuations in currency exchange rates, economic instability and inflationary conditions could reduce our customers’ ability to obtain financing for software products or could make our products more expensive or could increase our costs of doing business in certain countries;

•	Limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•	Longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•	Difficulties in staffing, managing, and operating our international operations, including difficulties related to administering our stock plans in some foreign countries;

•	Difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

•	Seasonal reductions in business activity in the summer months in Europe and in other periods in other countries;

•	Costs and delays associated with developing software and providing support in multiple languages; and

•	Political unrest, war, or terrorism, or regional natural disasters, particularly in areas in which we have facilities.

A significant portion of our transactions outside of the U.S. is denominated in foreign currencies. Accordingly, our revenues and expenses will continue to be subject to fluctuations in foreign currency rates. For example, in recent periods the U.S. dollar has strengthened significantly against the Euro and other major currencies, which has adversely impacted our reported international revenue. We expect to be affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of our total sales or our operations outside the U.S. continue to increase.

The level of corporate income tax from sales to our non-U.S. customers is generally less than the level of tax from sales to our U.S. customers. This benefit is contingent upon existing tax regulations in the U.S. and in the countries in which our international operations are located. Future changes in domestic or international tax regulations could adversely affect our ability to continue to realize these tax benefits.

Our products are complex and operate in a wide variety of environments, systems, applications and configurations, which could result in errors or product failures.

Because we offer very complex products, undetected errors, failures, or bugs may occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures, or bugs in our products. Our customers’ computing environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. In addition, despite testing by us and others, errors, failures, or bugs may not be found in new products or releases until after commencement of commercial shipments. In the past, we have discovered software errors, failures, and bugs in certain of our product offerings after their introduction and, in some cases, have experienced delayed or lost revenues as a result of these errors.

Errors, failures, or bugs in products released by us could result in negative publicity, damage to our brand, product returns, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers or others. Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity, security or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

If we fail to accurately predict our manufacturing requirements and manage our supply chain we could incur additional costs or experience manufacturing delays that could harm our business.

We generally provide forecasts of our requirements to our supply chain partners on a rolling basis. If our forecast exceeds our actual requirements, a supply chain partner may assess additional charges or we may have liability for excess inventory, each of which could negatively affect our gross margin. If our forecast is less than our actual requirements, the applicable supply chain partner may have insufficient time or components to produce or fulfill our product requirements, which could delay or interrupt manufacturing of our products or fulfillment of orders for our products, and result in delays in shipments, customer dissatisfaction, and deferral or loss of revenue. Further, we may be required to purchase sufficient inventory to satisfy our future needs in situations where a component or product is being discontinued. If we fail to accurately predict our requirements, we may be unable to fulfill those orders or we may be required to record charges for excess inventory. Any of the foregoing could adversely affect our business, financial condition or results of operations.

We are dependent on original design manufacturers, contract manufacturers and third-party logistics providers to design and manufacture our hardware-based products and to fulfill orders for our hardware-based products.

We depend primarily on original design manufacturers (each of which is a third-party original design manufacturer for numerous companies) to co-design and co-develop the hardware platforms for our products. We also depend on independent contract manufacturers (each of which is a third-party contract manufacturer for numerous companies) to manufacture and fulfill our hardware-based products. These supply chain partners are not committed to design or manufacture our products, or to fulfill orders for our products, on a long-term basis in any specific quantity or at any specific price. In addition, certain of our products or key components of our products are currently manufactured by a single third-party supplier. There are alternative suppliers that could provide components, as our agreements do not provide for exclusivity or minimum purchase quantities, but the transition and qualification from one supplier to another could be lengthy, costly and difficult. Also, from time to time, we may be required to add new supply chain partner relationships or new manufacturing or fulfillment sites to accommodate growth in orders or the addition of new products. It is time consuming and costly to qualify and implement new supply chain partner relationships and new manufacturing or fulfillment sites, and such additions increase the complexity of our supply chain management. Our ability to ship products to our customers could be delayed, and our business and results of operations could be adversely affected if we fail to effectively manage our supply chain partner relationships; if one or more of our original design manufacturers does not meet our development schedules; if one or more of our independent contract manufacturers experiences delays, disruptions or quality control problems in manufacturing our products; if one or more of our third-party logistics providers experiences delays or disruptions or otherwise fails to meet our fulfillment schedules; or if we are required to add or replace original design manufacturers, independent contract manufacturers, third-party logistics providers or fulfillment sites.

In addition, these supply chain partners have access to certain of our critical confidential information and could wrongly disclose or misuse such information or be subject to a breach or other compromise that introduces a vulnerability or other defect in the products manufactured by our supply chain partners. While we take precautions to ensure that hardware manufactured by our independent contractors is reviewed, any espionage acts, malware attacks, theft of confidential information or other malicious cyber incidents perpetrated either directly or indirectly through our independent contractors, may compromise our system infrastructure, expose us to litigation and associated expenses and lead to reputational harm that could result in a material adverse effect on our financial condition and operating results. In addition, we are subject to risks resulting from the perception that certain jurisdictions, including China, do not comply with internationally recognized rights of freedom of expression and privacy and may permit labor practices that are deemed unacceptable under evolving standards of social responsibility. If manufacturing or logistics in these foreign countries is disrupted for any reason, including natural disasters, IT system failures, military or government actions or economic, business, labor, environmental, public health, or political issues, or if the purchase or sale of products from such foreign countries is prohibited or disfavored, our business, financial condition and results of operations could be adversely affected.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 includes disclosure requirements regarding the use of certain minerals mined from the Democratic Republic of Congo (“DRC”) and adjoining countries and procedures pertaining to a manufacturer’s efforts regarding the source of such minerals. SEC rules implementing these requirements and other international standards, such as the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas may have the effect of reducing the pool of suppliers who can supply DRC “conflict free” components and parts, and we may not be able to obtain DRC conflict free products or supplies in sufficient quantities for our products. We may also face reputational challenges with our customers, stockholders and other stakeholders if we are unable to sufficiently verify the origins for the minerals used in our products.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our software and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and through copyright, patent, trademark and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated or circumvented by third parties. Third parties may copy all or portions of our products or otherwise obtain, use, distribute, and sell our proprietary information without authorization.

Third parties may also develop similar or superior technology independently by designing around our patents. Our shrink- wrap license agreements are not signed by licensees and therefore may be unenforceable under the laws of some jurisdictions. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the U.S., and we may be subject to unauthorized use of our products in those countries. The unauthorized copying or use of our products or proprietary information could result in reduced sales of our products. Any legal action to protect proprietary information that we may bring or be engaged in with a strategic partner or vendor could adversely affect our ability to access software, operating system, and hardware platforms of such partner or vendor, or cause such partner or vendor to choose not to offer our products to their customers. In addition, any legal action to protect proprietary information that we may bring or be engaged in, could be costly, may distract management from day-to-day operations, and may lead to additional claims against us, which could adversely affect our operating results.

From time to time we are a party to lawsuits and investigations, which typically require significant management time and attention and result in significant legal expenses, and which could, if not determined favorably, negatively impact our business, financial condition, results of operations, and cash flows.

We have initiated and been named as a party to lawsuits, including patent litigation, class actions and governmental claims and we may be named in additional litigation. The expense of initiating and defending such litigation may be costly and divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, and cash flows. In addition, an unfavorable outcome in such litigation could result in significant fines, settlements, monetary damages or injunctive relief that could negatively impact our ability to conduct our business, results of operations, and cash flows.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

From time to time, third parties may claim that we have infringed their intellectual property rights, including claims regarding patents, copyrights, and trademarks. Because of constant technological change in the segments in which we compete, the extensive patent coverage of existing technologies, and the rapid rate of issuance of new patents, it is possible that the number of these claims may grow. In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of, or redesign our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all. We have made and expect to continue making significant expenditures to investigate, defend and settle claims related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms or at all, and may expose us to additional liability. This liability, or our inability to use any of this third party software, could result in shipment delays or other disruptions in our business that could materially and adversely affect our operating results.

Adverse global economic events may impact our customers’ ability to do business with us, thereby harming our business, operating results and financial condition.

Adverse macroeconomic conditions could negatively affect our customers, thereby impacting our business, operating results or financial condition. During challenging economic times and periods of high unemployment, current or potential customers may delay or forgo decisions to license new products or additional instances of existing products, upgrade their existing hardware or operating environments (which upgrades are often a catalyst for new purchases of our software), or purchase services. Customers may also have difficulties in obtaining the requisite third-party financing to complete the purchase of our products and services. Any of these scenarios could adversely affect our business.

Our exposure to credit risk and payment delinquencies on our accounts receivable significantly increases in adverse economic conditions.

An adverse macroeconomic environment could subject us to increased credit risk should customers be unable to pay us, or delay paying us, for previously purchased products and services. Our outstanding accounts receivables are generally not secured. In addition, our standard terms and conditions permit payment within a specified number of days following the receipt of our product. Accordingly, reserves for doubtful accounts and write-offs of accounts receivable may increase. In addition, weakness in the market for end users of our products could harm the cash flow of our distributors and resellers who could then delay paying their obligations to us. This would further increase our credit risk exposure and, potentially, cause delays in our recognition of revenue on sales to these customers. Further, while no customer accounted for more than 10% of our total net revenues in any of fiscal 2017, 2016 and 2015, two distributors and one distributor accounted for 10% of our gross accounts receivable as of March 31, 2017 and April 1, 2016, respectively. The loss of this or other large customers could have a negative impact on our business. While we have procedures to monitor and limit exposure to credit risk on our receivables and have not suffered any material losses to date, there can be no assurance such procedures will continue to effectively limit our credit risk and avoid future losses.

Our effective tax rate may increase, which could increase our income tax expense and reduce (increase) our net income (loss).

Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	Changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	Changing tax laws, regulations, and interpretations in multiple jurisdictions in which we operate, including possible corporate tax reform in the U.S., actions resulting from the Organisation for Economic Co-operation and Development’s base erosion and profit shifting project, proposed actions by international bodies, as well as the requirements of certain tax rulings;

•	The tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods; and

•	Tax assessments, or any related tax interest or penalties that could significantly affect our income tax expense for the period in which the settlements take place.

We report our results of operations based on our determination of the aggregate amount of taxes owed in the tax jurisdictions in which we operate. From time to time, we receive notices that a tax authority in a particular jurisdiction believes that we owe a greater amount of tax than we have reported to such authority. We are regularly engaged in discussions and sometimes disputes with these tax authorities. We are engaged in disputes of this nature at this time. If the ultimate determination of our taxes owed in any of these jurisdictions is for an amount in excess of the tax provision we have recorded or reserved for, our operating results, cash flows, and financial condition could be adversely affected.

We cannot predict our future capital needs and we may be unable to obtain financing, which could have a material adverse effect on our business, results of operations and financial condition.

The onset or continuation of adverse economic conditions may make it more difficult to obtain financing for our operations, investing activities (including potential acquisitions or divestitures) or financing activities. Any required financing may not be available on terms acceptable to us, or at all. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our financial or operational flexibility, and would also require us to fund additional interest expense. If additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully develop or enhance our software and services through acquisitions in order to take advantage of business opportunities or respond to competitive pressures, which could have a material adverse effect on our software and services offerings, revenues, results of operations and financial condition.

Failure to maintain our credit ratings could adversely affect our liquidity, capital position, ability to hedge certain financial risks, borrowing costs and access to capital markets.

Our credit risk is evaluated by the major independent rating agencies, and such agencies have in the past and could in the future downgrade our ratings. We cannot assure you that we will be able to maintain our current credit ratings, and any additional actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, may further impact us in a similar manner and may have a negative impact on our liquidity, capital position, ability to hedge certain financial risks and access to capital markets. In addition, changes by any rating agency to our outlook or credit rating could increase the interest we pay on outstanding or future debt.

Our substantial level of indebtedness could adversely affect our financial condition.

As of September 29, 2017, we had an aggregate of $6.3 billion of outstanding indebtedness that will mature between calendar years 2019 and 2025, including approximately $4.0 billion in aggregate principal amount of existing senior notes and $2.3 billion of outstanding term loans under our senior credit facilities, and we may incur additional indebtedness in the future. In addition, as of September 29, 2017, we had $1.0 billion available for borrowing under our revolving credit facility. Our ability to pay interest and repay principal for our substantial level of indebtedness is dependent on our ability to manage our business operations, generate sufficient cash flows to service such debt and the other factors discussed in this section. There can be no assurance that we will be able to manage any of these risks successfully.

Our substantial level of indebtedness could have important consequences, including the following:

•	We must use a substantial portion of our cash flow from operations to pay interest and principal on the term loans and revolving credit facility, our existing notes and other indebtedness, which will reduce funds available to us for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•	Our ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	We will be exposed to fluctuations in interest rates because borrowings under our senior credit facilities bear interest at variable rates;

•	Our leverage may be greater than that of some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in responding to current and changing industry and financial market conditions;

•	We may be more vulnerable to the current economic downturn and adverse developments in our business;

•	We may be unable to comply with financial and other restrictive covenants in our debt agreements, which could result in an event of default that, if not cured or waived, may result in acceleration of certain of our debt and would have an adverse effect on our business and prospects and could force us into bankruptcy or liquidation;

•	In the event of the insolvency, liquidation, reorganization, dissolution or other winding up of our business, if there are not sufficient assets remaining to pay all creditors, then all or a portion of the amounts due on the notes then outstanding would remain unpaid; and

•	Changes by any rating agency to our outlook or credit rating could negatively affect the value of both our debt and equity securities, adversely affect our access to debt markets, and increase the interest we pay on outstanding or future debt.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in the existing credit agreements and the terms of our other indebtedness. Our ability to access additional funding under our revolving credit facility will depend upon, among other things, the absence of a default under such facility, including any default arising from a failure to comply with the related covenants. If we are unable to comply with such covenants, our liquidity may be adversely affected. As of September 29, 2017, approximately $2.3 billion of our debt bore interest at variable rates and the adverse effect of a 50-basis point increase in interest rates would have increased such total annual cash interest by approximately $12 million.

Our ability to meet expenses, to remain in compliance with our covenants under our debt instruments and to make future principal and interest payments in respect of our debt depends on, among other things, our operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. We are not able to control many of these factors. Accordingly, our cash flow may not be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations.

Our existing credit agreements impose operating and financial restrictions on us.

The existing credit agreements contain covenants that limit our ability and the ability of our restricted subsidiaries to:

•	Incur additional debt;

•	Create liens on certain assets to secure debt;

•	Enter into certain sale and leaseback transactions;

•	Pay dividends on or make other distributions in respect of our capital stock or make other restricted payments; and

•	Consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and, to the extent such indebtedness is secured in the future, proceed against any collateral securing that indebtedness.

We may not have sufficient cash flows from operating activities to service or repay our indebtedness and meet our other cash needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash will be subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. In particular, we have $5.2 billion in aggregate principal amount of debt that is maturing within the next five fiscal years, $130 million of which is now being classified as current. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. In addition, changes by any rating agency to our outlook or credit rating could increase the interest we pay on outstanding or future debt. Our future cash flow, cash on hand or available borrowings may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service or repay our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, or these actions may not enable us to continue to satisfy our capital requirements. In addition, the existing credit agreements contain and any of our other debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debts.

In addition, we conduct a significant portion of our operations through our subsidiaries, none of which are generally guarantors of our debt. Accordingly, repayment of our indebtedness will be dependent in part on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. In general our subsidiaries will not have any obligation to pay amounts due on our debt or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make the required principal and interest payments on our indebtedness. If we cannot make scheduled payments on our debt, we will be in default, and as a result, certain of our creditors could declare all outstanding principal and interest to be due and payable, the lenders under our revolving credit facility could terminate their commitments to loan money and we could be forced into bankruptcy or liquidation.

Our software products, SaaS offerings and website may be subject to intentional disruption that could adversely impact our reputation and future sales.

Despite our precautions and significant ongoing investments to protect against security risks, data protection breaches, cyber-attacks and other intentional disruptions of our products and offerings, we expect to be an ongoing target of attacks specifically designed to impede the performance and availability of our products and offerings and harm our reputation as a company. Similarly, experienced computer programmers may attempt to penetrate our network security or the security of our website and misappropriate proprietary information or cause interruptions of our services, including the operation of our global civilian cyber intelligence threat network.

Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, reputation, brand and future sales of our products and offerings, and our customers may assert claims against us related to resulting losses of confidential or proprietary information. Furthermore, our employees or contractors may, either intentionally or unintentionally, subject us to information security risks and incidents. Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents.

Some of our products contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Certain of our products are distributed with software licensed by its authors or other third parties under so-called “open source” licenses, which may include, by way of example, the GNU General Public License, GNU Lesser General Public License, the Mozilla Public License, the BSD License, and the Apache License.

Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software if we combine our proprietary software with open source software in a certain manner. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We have established processes to help alleviate these risks, including a review process for screening requests from our development organizations for the use of open source, but we cannot be sure that all open source is submitted for approval prior to use in our products. In addition, many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business.

If we are unable to adequately address increased customer demands through our technical support services, our relationships with our customers and our financial results may be adversely affected.

We offer technical support services with many of our products. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors or successfully integrate support for our customers. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results.

We have outsourced a substantial portion of our worldwide consumer support functions to third party service providers. If these companies experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers.

If we are unable to attract and retain qualified employees, lose key personnel, fail to integrate replacement personnel successfully, or fail to manage our employee base effectively, we may be unable to develop new and enhanced products and services, effectively manage or expand our business, or increase our revenues.

Our future success depends upon our ability to recruit and retain key management, technical, sales, marketing, finance and other personnel. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. Competition for people with the specific skills that we require is significant, and we face difficulties in attracting, retaining and motivating employees as a result. In connection with the acquisition of Blue Coat, we experienced management turnover and this may lead to employee attrition and related difficulties and these difficulties may continue or increase following our acquisition of LifeLock. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based compensation. The volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees. In addition, we may be unable to obtain required stockholder approvals of future increases in the number of shares available for issuance under our equity compensation plans, and accounting rules require us to treat the issuance of equity-based compensation as compensation expense. As a result, we may decide to issue fewer equity-based incentives and may be impaired in our efforts to attract and retain necessary personnel. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution. From time to time, key personnel leave our company and the incidence of this increased in recent periods due to the transitions we have experienced over the last few years including the divestiture of Veritas. For example, in connection with the Blue Coat acquisition, we appointed their Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer to those positions in our company in fiscal 2017. While we strive to reduce the negative impact of changes in our leadership, the loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, and our results of operations. In addition, hiring, training, and successfully integrating replacement sales and other personnel could be time consuming and expensive, may cause additional disruptions to our operations, and may be unsuccessful, which could negatively impact future financial results. These risks may be exacerbated by the uncertainty associated with the transitions we have experienced over the last few years.

Our contracts with the U.S. government include compliance, audit and review obligations. Any failure to meet these obligations could result in civil damages and/or penalties being assessed against us by the government.

We sell products and services through government contracting programs directly and via partners, though we no longer hold a GSA contract. In the ordinary course of business, sales under these government contracting programs may be subject to audit or investigation by the U.S. government. Noncompliance identified as a result of such reviews (as well as noncompliance identified on our own) could subject us to damages and other penalties, which could adversely affect our operating results and financial condition.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from their sale from time to time under this prospectus and any accompanying prospectus supplement of the common stock to be issued pursuant to the Purchase Agreement and Letter Agreements, if any. We will not receive any proceeds from these sales.

ISSUANCE OF DEFERRED PAYOUT SHARES TO THE SELLING STOCKHOLDERS

Under the Purchase Agreement and the Letter Agreements, we have agreed to issue shares of our common stock in an amount equal to up to $10,529,256 to each of the selling stockholders. Subject to satisfaction of service conditions described below, these shares are payable in quarterly installments (the “Quarterly Payment”), the amounts of which are determined at the end of each quarterly period based on the average of the daily closing price per share of our common stock on the NASDAQ Global Select Market for the ten trading days immediately preceding the applicable payment date. A portion of each of the first five Quarterly Payments is deposited into escrow on behalf of the selling stockholders pursuant to the terms of the Purchase Agreement and the Letter Agreements.

Each of the Quarterly Payments is conditioned upon the selling stockholder’s continued employment with us through each applicable payment date. In the event of a qualifying termination of employment, however, a selling stockholder will be entitled to receive all of his remaining Quarterly Payments in one payment, based on the average of the daily closing price per share of our common stock on the NASDAQ Global Select Market for the ten trading days immediately preceding the termination date. A qualifying termination includes our termination of the selling stockholder’s employment without cause” (as defined in the Letter Agreement), the selling stockholder terminates his employment for “good reason” (as defined in the Letter Agreement) or the selling stockholder’s employment is terminated due to death or “disability” (as defined in the Letter Agreement).

SELLING SECURITYHOLDERS

If certain requirements are satisfied as discussed in “Issuance of Deferred Payout Shares to the Selling Stockholders” above, we may in the future issue certain shares of common stock covered in this prospectus to the selling stockholders pursuant to the terms of the Purchase Agreement and the Letter Agreements.

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of September 30, 2017 by the selling stockholders, as determined in accordance with Rule 13d-3 of the Exchange Act. It assumes that the selling stockholders will be issued 1,000,000 shares of our common stock, which is an estimate of the number of shares that may be issued to the selling stockholders in the future pursuant to the Deferred Payout, as described in further detail in “Prospectus Summary—The Offering.” The number of shares we are required to issue may be greater or less than the assumed amount depending on (i) the price of our common stock on the dates that we are required to use to determine the number of shares of our common stock to be issued and (ii) whether the selling stockholders are otherwise eligible to receive the shares.

Except as described in this section, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

Name	Shares of Common Stock Beneficially Owned Prior to this Offering(1)				Number of Shares that may be offered
	Number		Percentage
Yair Amit†	503,732	(2)		*	500,000
Adi Sharabani†	503,732	(2)		*	500,000

*	Less than 1%
†	This person is an employee of Symantec Corporation or one or more of its subsidiaries since the closing of the Acquisition on July 24, 2017
(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of September 30, 2017, and the percentage is based upon 619,632,153 shares of our common stock outstanding as of September 30, 2017.
(2)	Represents (i) 3,732 shares the selling stockholder has the right to acquire upon the exercise or settlement of stock options or restricted stock units or otherwise within 60 days of September 30, 2017, and (ii) the maximum amount of shares that the selling stockholder can receive based on assumed future aggregate Quarterly Payments pursuant to the Deferred Payout equal to $10,529,256.35 divided by an assumed 10-trading day average at each quarterly payment date of approximately $21.00 per share, which represents approximately a 35% discount to closing price per share of common stock on October 19, 2017 on the NASDAQ Global Select Market, which was $32.33.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby.

The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers or agents. The shares of common stock may be sold through broker-dealers by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares of common

•	stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

The selling stockholders may also sell all or any shares in open market transactions under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have informed us that, except as set forth below, none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act. Certain selling stockholders who are entities rather than natural persons may distribute shares to their partners, shareholders or other owners in normal course, who may in turn sell the shares in the manner listed above.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part. We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from written information furnished to us by the selling stockholders specifically for use in this prospectus.

We may restrict or suspend offers and sales or other dispositions of the shares under the shelf registration statement, of which this prospectus forms a part, at any time from and after the effective date of the shelf registration statement, subject to certain terms and conditions. In the event of such restriction or suspension, the selling stockholders will not be able to offer or sell or otherwise dispose of the shares of common stock under the shelf registration statement.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

Fenwick & West LLP, Mountain View, California, will provide us with a legal opinion as to the validity of the issuance of the shares of common stock offered under this Prospectus. Attorneys of Fenwick & West LLP own an aggregate of approximately 10,000 shares of our common stock as of October 19, 2017.

EXPERTS

The consolidated financial statements of Symantec Corporation as of March 31, 2017 and April 1, 2016, and for each of the years in the three-year period ended March 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our report dated May 19, 2017, on the effectiveness of internal control over financial reporting as of March 31, 2017, contains an explanatory paragraph that states that Symantec Corporation acquired Blue Coat, Inc. (Blue Coat) and LifeLock, Inc. (LifeLock), in August 2016 and February 2017, respectively, as discussed in Note 6 to the Consolidated Financial Statements. Management excluded from its assessment of the effectiveness of Symantec Corporation’s internal control over financial reporting as of March 31, 2017, Blue Coat’s internal control over financial reporting associated with consolidated total assets of approximately 4% and total consolidated revenues of approximately 11% and LifeLock’s internal control over financial reporting associated with consolidated total assets of approximately 2% and consolidated revenues of approximately 2%, included in the consolidated financial statements of Symantec Corporation and subsidiaries as of and for the year ended March 31, 2017. Our audit of internal control over financial reporting of Symantec Corporation also excluded an evaluation of the internal control over financial reporting of Blue Coat and LifeLock.

SYMANTEC CORPORATION

Up to 1,000,000 Shares of

Common Stock

PROSPECTUS

October 20, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the shares being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholder. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$3,991
Accounting fees and expenses	10,000
Legal fees and expenses	20,000
Printing and other miscellaneous fees	6,009

Total	$40,000

ITEM 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by Sections 102(b)(7) and 145 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

As permitted by the DGCL, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections.

The Registrant maintains directors’ and officers’ liability insurance that includes coverage for public securities matters, subject to the policy terms and conditions.

See also the undertakings set out in response to Item 17.

In addition, the Registrant has entered into various merger agreements and registration rights agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities.

ITEM 16.	Exhibits.

The following exhibits are filed with this Registration Statement or incorporated into this Registration Statement by reference:

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.01	Amended and Restated Certificate of Incorporation of Symantec Corporation	S-8	333-119872	4.01	10/21/04

4.02	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Symantec Corporation	S-8	333-126403	4.03	07/06/05

4.03	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Symantec Corporation	10-Q	000-17781	3.01	08/05/09

4.04	Certificate of Designations of Series A Junior Preferred Stock of Symantec Corporation dated June 25, 2015	8-K	000-17781	3.1	06/26/15

4.05	Bylaws, as amended, of Symantec Corporation	10-K	000-17781	3.05	05/19/17

4.06	Form of Common Stock Certificate	S-3	333-139230	4.07	12/11/06

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Independent Registered Public Accounting Firm					X

23.02	Consent of Fenwick & West LLP (filed as part of Exhibit 5.01)					X

24.01	Power of Attorney (See page II-6)					X

ITEM 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on the 20th day of October, 2017.

SYMANTEC CORPORATION
By	/s/ Gregory S. Clark
Gregory S. Clark
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory S. Clark, Nicholas R. Noviello and Scott C. Taylor, or any of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory S. Clark Gregory S. Clark	Chief Executive Officer, and Director (Principal Executive Officer)	October 20, 2017

/s/ Nicholas R. Noviello Nicholas R. Noviello	Executive Vice President, and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 20, 2017

/s/ Daniel H. Schulman Daniel H. Schulman	Chairman of the Board	October 20, 2017

/s/ Frank E. Dangeard Frank E. Dangeard	Director	October 20, 2017

/s/ Kenneth Y. Hao Kenneth Y. Hao	Director	October 20, 2017

/s/ David W. Humphrey David W. Humphrey	Director	October 20, 2017

Geraldine B. Laybourne	Director

/s/ David L. Mahoney David L. Mahoney	Director	October 20, 2017

/s/ Robert S. Miller Robert S. Miller	Director	October 20, 2017

/s/ Anita M. Sands Anita M. Sands	Director	October 20, 2017

/s/ V. Paul Unruh V. Paul Unruh	Director	October 20, 2017

/s/ Suzanne M. Vautrinot Suzanne M. Vautrinot	Director	October 20, 2017